State of Delaware
Secretary of State
Division of Corporations
Delivered 08:48 PM 10/25/2011
FILED 08:16 PM 10/25/2011
SRV 111135365 - 4801628 FILE

# SECOND AMENDED AND RESTATED

# CERTIFICATE OF INCORPORATION

# OF

# EQUIPOWER RESOURCES CORP.

EQUIPOWER RESOURCES CORP. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The Company's original Certificate of Incorporation was filed on March 19, 2010 with the Secretary of State of the State of Delaware.

2. The Company's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2010 (the "Amended and Restated Certificate of Incorporation").

3. The Company is filing this Second Amended and Restated Certificate of Incorporation of the Company (this "Second Amended and Restated Certificate of Incorporation"), which has been duly adopted by all necessary action of the board of directors of the Company (the "Board of Directors") and the stockholders of the Company, pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the "DGCL") to amend and restate the Amended and Restated Certificate of Incorporation in its entirety to read as follows:

FIRST: The name of the Company is EquiPower Resources Corp.

SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH: The total number of shares of stock which the Company shall have authority to issue is (i) 1,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 200,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the powers, including the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights and qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

FIFTH: The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.

SIXTH: The Company shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

SEVENTH: From time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this Second Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Seventh.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Company, without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Company may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

[*Signature Page Follows*]

I, THE UNDERSIGNED, being an authorized officer of the Company, have signed this Second Amended and Restated Certificate of Incorporation on the date first above written.

**EQUIPOWER RESOURCES CORP.**

By: /s/ Curtis Morgan
Name: Curtis Morgan
Title: President and Chief Executive Officer